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                                                                   EXHIBIT 10.19


THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT UNDER CERTAIN SPECIFIC LIMITED CIRCUMSTANCES, AN OPINION OF COUNSEL FOR THE HOLDER, CONCURRED IN BY COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

                                 NOVISTAR, INC.
                      SENIOR SUBORDINATED PROMISSORY NOTE

 $8,674,553.26                           Houston, Texas
                                         February 18, 2000

     1 .   Principal and Interest

  NOVISTAR, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to the order of Torch Energy Advisors Incorporated or holder ("Payee") in lawful money of the United States at the address of Payee set forth below, the principal amount of Eight Million Six Hundred Seventy-Four Thousand Five Hundred Fifty-Three and 26/100 United States Dollars ($8,674,553.26), plus interest from the date hereof on the whole amount of said principal sum remaining from time to time unpaid at the following rate per annum, or at a lower rate required under applicable law: nine percent (9.0%) from February 18, 2000 to February 17, 2001, ten percent (10%) from February 18, 2001 to February 17, 2002, twelve percent (12%) from February 18, 2002 to February 17, 2003, fifteen percent (15%) from February 18, 2003 to February 17, 2004, and seventeen percent (17%) from February 18, 2004 to February 17, 2005. This Note shall be due and payable in lawful money of the United States in immediately available funds upon the earlier of: (a) February 18, 2005, (b) upon a Major Event (as defined below), or (c) when such amounts are due and payable upon or after the occurrence of and Event of Default (as defined below) in accordance with Section 4 below. Interest shall be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, beginning on May 17, 2000.

  Upon payment in full of all principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

     2.   Subordination

          (a) "Senior Indebtedness" means (i) all present and future indebtedness, obligations, and liabilities of every kind and character of the Company
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which may be from time to time directly or indirectly incurred by the
Company to commercial banks or other financial institutions under secured or unsecured credit facilities (including, without limitation, interest accrued subsequent to the filing of any petition under any bankruptcy, insolvency or similar law and interest that would have accrued and been payable but for the commencement of an insolvency proceeding), whether due and owing or to become due and owing, howsoever created or arising or evidenced, whether joint or several, or joint and several, whether absolute or contingent, and all renewals, extensions, increases, and rearrangements of such indebtedness, obligations or liabilities, including, without limitation, any and all amounts of principal, interest, attorneys' fees, costs of collection and other amounts thereunder, and
(ii) all present and future advances, accounts payable and other amounts owed by the Company to clients of the Company pursuant to written agreements under which the Company provides services to such clients.

          (b) The Company agrees and the holder of the Note, by acceptance thereof, agrees, expressly for the benefit of the present and future holders of Senior Indebtedness, that, except as otherwise provided herein, upon (i) an event of default under any Senior Indebtedness, or (ii) any dissolution, winding up, or liquidation of the Company, whether or not in bankruptcy, insolvency or receivership proceedings, the Company shall not pay, and the holder of the Note shall not be entitled to receive, any amount in respect of the principal and interest of the Note unless and until the Senior Indebtedness shall have been fully paid in cash and any and all obligations of the holders of Senior Indebtedness to extend credit or other financing arrangements (including, without limitation, any obligation to make advances under lines of credit or to honor drawings under letters of credit) to or on behalf of the Company shall have been terminated. Upon (1) an event of default under any Senior Indebtedness, or (2) any dissolution, winding up or liquidation of the Company, any payment or distribution (whether in cash, securities or other property or assets of the Company), which the holder of this Note would be entitled to receive but for the provisions hereof, shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness ratably according to the aggregate amounts remaining unpaid on Senior Indebtedness after giving effect to any concurrent payment or distribution to the holders of Senior Indebtedness. Subject to the payment in full of the Senior Indebtedness in full in cash and the termination of any and all obligations of the holders of Senior Indebtedness to extend credit or other financing arrangements (including, without limitation, any obligation to make advances under lines of credit or to honor drawings under letters of credit) to or on behalf of the Company shall have been terminated and until this Note is paid in full, the holder of this Note shall be subrogated to the rights of the holders of the Senior Indebtedness (to the extent of payments or distributions previously made to the holders of Senior Indebtedness pursuant to this Section 2(b)) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness.

          (c) This Section 2 is not intended to impair, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the holder of this Note,

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the unconditional and absolute obligation of the Company under the Note or affect the relative rights of the holder of this Note and the other creditors of the Company, other than the holders of Senior Indebtedness. Nothing in this Note shall prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law after the occurrence and during the continuation of an Event of Default under the Note, subject to the rights, if any, of the holders of Senior Indebtedness in respect to cash, property or securities of the Company received upon the exercise of any such remedy.

     3. Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note:

          (a) Failure to Pay. Company shall fail to pay (i) when due any principal of or, within ten (10) days of the due date, any interest on this Note or (ii) any other payment required under the terms of this Note on the date due and such payment shall not have been made within thirty (30) days of Company's receipt of Payee's written notice to Company of such failure to pay; or

          (b) Voluntary Bankruptcy or Insolvency Proceedings.  The Company shall
(i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing;

          (c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency or other similar law currently or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

     4. Rights of Payee Upon Default. Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Payee may declare all outstanding Obligations payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; provided that if an event described in Section 3(b) or (c) shall occur, the result which otherwise would occur only on the giving of notice by the Payee shall occur automatically without the giving of such notice.

In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Payee may exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both and all remedies hereunder or thereunder shall be cumulative.

     5. Prepayment. This Note may be prepaid in whole or in part without penalty at any time.

     6. Major Event. Any of the following shall constitute a Major Event under this Note: (a) an initial public offering of the Company, (b) a sale of all or substantially all of the assets of the Company, or (c) any transaction or series of related transactions, including without limitation, any reorganization, merger or consolidation, that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company.

     7. Attorneys' Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after and during the continuation of an Event of Default, Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys' fees and costs incurred by Payee.

     8. Notices. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or transmitted by facsimile or 2 business days after deposit if deposited in the United States mail for mailing by certified mail postage prepaid, and addressed as follows:


      if to Payee:      Torch Energy Advisors Incorporated
                        1221 Lamar, Suite 1600
                        Houston, Texas 77010
                        Attention: Roland E. Sledge, General Counsel

      if to Company:    Novistar, Inc.
                        1331 Lamar, Suite 1650
                        Houston, Texas 77010
                        Attention: Roland E. Sledge, General Counsel

Each of the above addressees may change its address for purposes of this Section by giving to the other addressee notice of such new address in conformance with this Section.

     9. Waivers, etc. Company hereby waives presentment, demand for performance, notice of nonperformance, protest, notice of protest, notice of dishonor and all other demands and notices in connection with the delivery, acceptance, performance or

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enforcement of this Note. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note shall be construed in accordance with the laws of the State of California.



                               NOVISTAR, INC.


                               By: /s/ Thomas M. Ray III
                                  -----------------------------
                               Name: Thomas M. Ray III
                                    ---------------------------
                               Title: President and CEO
                                     --------------------------

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